ANAVEX appoints Dr. Hervé de Kergrohen as CEO to lead company through clinical trials and future growth

Geneva, Switzerland June 16, 2009 – Anavex Life Sciences Corp. (“ANAVEX”) (OTCBB: AVXL) today announced the immediate appointment of Hervé de Kergrohen, MD, MBA, as its Chief Executive Officer (CEO) and director. Dr. de Kergrohen is an accomplished senior executive who has successfully founded and developed numerous life sciences companies throughout his career.

With more than 25 years in senior and executive management positions, Dr. de Kergrohen has extensive experience in building and transforming organizations. He played a key role in building the life sciences portfolio with CDC Innovation, an international venture capital firm with over 415-million Euros under its management.

“I am excited to join ANAVEX as the company prepares to enter Phase 1 clinical trials with ANAVEX 2-73, its lead compound for the treatment of Alzheimer’s disease,” said Dr. de Kergrohen. “With promising results from pre-clinical studies, ANAVEX 2-73, a sigma ligand, shows potential to alter the course of Alzheimer’s disease through novel synergies of sigma and other receptors involved in neuroprotection, mnesic mechanisms and apoptosis. This new approach, backed by leading scientists, has given ANAVEX a large pipeline through its productive drug discovery platform, not only in CNS, but also in cancer therapy. I look forward to steering the company through its next phase of growth.”

Dr. de Kergrohen has held CEO, chairman or director roles with more than 12 companies in the United States and Europe. During his tenure as CEO of Praxim, Dr. de Kergrohen led the company beyond R&D to become an innovative orthopedic provider and a leader in robotic-assisted surgery.

In 2000, Dr. de Kergrohen co-founded Global Biomedical Partners, the asset management firm of International Biomedicine Holdings (“IBMH”), a $400-million fund based in Basel, Switzerland. Under his guidance IBMH became the lead investor in several emerging biotech companies in the U.S. before they became NASDAQ listed.

“ANAVEX is pleased and privileged to welcome an executive of Dr. de Kergrohen’s caliber to the company,” said Harvey Lalach, President of ANAVEX. “We look forward to his contributions and leadership as we work towards proving the safety and efficacy of our compounds in clinical trials and confirm the excellent results achieved to date in animal models.”

Dr. de Kergrohen’s background includes work as a fund manager with public equity funds such as DH LifeSciences, which he founded while working as the head analyst at Darier Hentsch & Cie in Geneva. He also led the worldwide healthcare team of UBS Asset Management, advising the management of $1 trillion in assets.

From 1989 to 1995, Dr. de Kergrohen worked in the U.S. pharmaceutical industry at Sandoz Pharmaceuticals and GD Searle, holding various positions in drug development and marketing.

Dr. de Kergrohen currently serves as an advisor to various public organizations such as Eclosion, a Geneva-based biotech incubator that he helped create, the Handicap Agency in Paris and the United Nations Development Program. He is the founder of BioData, a biotech conference held annually in Geneva.

Dr. de Kergrohen holds a Medical Degree from Université Louis Pasteur in Strasbourg and a MBA from INSEAD (Fontainebleau, France). He has contributed more than 100 articles to various journals around the world.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is an emerging biopharmaceutical company engaged in the discovery and development of novel drug targets for the treatment of cancer and neurological diseases such as Alzheimer's, epilepsy and depression. The company's proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds that fulfill specific criteria based on unmet market needs and new scientific advances. Selected drug candidates demonstrate high, non-exclusive affinity for sigma receptors, which are involved in the modulation of multiple cellular biochemical signaling pathways.

ANAVEX's SIGMACEPTOR™-N program involves the development of novel and original drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for anti-amnesic and neuroprotective properties. The company believes that oxidative stress, not amyloid-beta, is the cause of Alzheimer's. ANAVEX 1-41 and ANAVEX 2-73 modulate sigma receptors, a unique class of receptor molecules, to guard against oxidative stress and repair cells compromised by its effects. So far, through the advanced pre-clinical phase of development, the compounds have performed extremely well in well-recognized animal models of Alzheimer's disease, underscoring the promise of the company’s new alternative approach to the disease.

ANAVEX’s SIGMACEPTOR™-C program involves the development of novel and original drug candidates targeting cancer. The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for selective pro-apoptotic, anti-metastatic and low toxicity properties in various types of solid cancers. ANAVEX 7-1037 has already demonstrated its ability to significantly delay the growth of cancerous tumors in patient-derived xenografts during advanced pre-clinical studies.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file an IND or commence clinical studies. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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